Exhibit 11.1

Code of Ethics

SECTION I. Scope of application of the Code of Ethics

1.	Scope of the Code	04
2.	Coverage	04
3.	Obligation to be aware of and observe the Code	04
4.	Control of application of the Code	04

SECTION II. General ethical principles

5.	Equal opportunities and non-discrimination	05
6.	Respect for people	05
7.	Compatibility of work with personal life	05
8.	Prevention of occupational risks	05
9.	Environmental protection and social and environmental responsibility policies	05
10.	Collective rights	06

SECTION III. General standards of conduct

11.	Compliance with rules (general and internal) and ethical behavior	07
12.	Non-competition	07
13.	Responsibility	07
14.	Commitment to Santander	08

SECTION IV. Standards of conduct for certain specific situations

CHAPTER I. CONFLICTS OF INTEREST

15.	General rules	09
16.	Relations with Santander	09
17.	Banking transactions. Approval and conditions of transactions	09
18.	Investment in businesses in which Santander holds a stake	10
19.	Relations with suppliers	10
20.	Relations with customers	10
21.	Gifts, commissions or financial benefits	10
22.	Relations with competitors	11

CHAPTER II. CONTROL OF INFORMATION AND CONFIDENTIALITY

23.	General obligation of secrecy	11
24.	Personal data protection	12

CHAPTER III. EXTERNAL RELATIONS AND WITH AUTHORITIES

25.	Courses	12
26.	Spreading of information	12
27.	Relations with the authorities	12
28.	Political or associative activity	12

CHAPTER IV. MARKETING AND SALE OF FINANCIAL PRODUCTS

29.	Offer and signing-up of products and services	13
30.	Application of regulations for the marketing of products and services	13

CHAPTER V. PREVENTION OF MONEY LAUNDERING AND TERRORISM FINANCING

31.	Money Laundering Prevention Policy Regulations	14

CHAPTER VI. CONDUCT IN SECURITIES MARKETS

32.	Regulations applicable to all Persons Subject to the Code	15
33.	Regulations of the Code of Conduct in Securities Markets (CCMV)	16

Code of Ethics

CHAPTER VII. ASSETS OF SANTANDER

34.	Protecting Santander’s assets	16
35.	Management of foreclosed property	17

CHAPTER VIII. ACCOUNTING AND FINANCIAL INFORMATION OBLIGATIONS

36.	Accounting obligations	17
37.	Internal controls	17
38.	Diffusion of material information	17

CHAPTER IX. CORRUPT PRACTICES

39.	Bribery of public officials	18
40.	Agents, intermediaries and advisors	18
41.	Reporting to Compliance	19
42.	Bribery of individuals	19

CHAPTER X. TAX OBLIGATIONS

43.	Tax obligations of Santander	19
44.	Tax obligations of customers	20

CHAPTER XI. ESTABLISHMENTS IN COUNTRIES OR TERRITORIES CLASSIFIED AS TAX HAVENS

45.	Establishments in countries or territories classified as tax havens	20

CHAPTER XII. IT SYSTEMS AND INFORMATION TECHNOLOGY

46.	Regulations of Policy of Information Security	21

CHAPTER XIII. INTELLECTUAL AND INDUSTRIAL PROPERTY RIGHTS

47.	Regulations of intellectual and industrial property rights	21
48.	Third party rights	21

CHAPTER XIV. PRESERVATION OF DOCUMENTS

49.	Filing and preservation of documents	21

SECTION V. Application of the Code

CHAPTER I. ORGANIZATION AND RESPONSIBILITIES

50.	Compliance	22
51.	Compliance Committee	22
52.	Internal Audit	23
53.	Board of Directors	23
54.	Human Resources Management	23
55.	Officers	23

CHAPTER II. CONSEQUENCES IN CASES OF BREACH

56.	Breach	23

SECTION VI. Channel for whistleblowing

57.	Open Door Policy	24
58.	Confidentiality of whistleblowing communications and prohibition of reprisals	24
59.	Processing of whistleblowing communications	24

Code of Ethics

SECTION I. Scope of application of the Code of Ethics

1. Scope of the General Code

The Code of Ethics (hereinafter referred to as the “Code”), central component of Santander’s Compliance Governance, catalogues the ethics principles and rules of conduct by which all activities of employees of Banco Santander (Brasil) S. A. and its Companies (hereinafter referred to as “Santander”) should be governed. The Companies listed in normative 01-01-01-A01 - (FC) – List of Companies of Banco Santander and Accredited.

In certain specific areas which require detailed regulation, the rules of the General Code are supplemented by those appearing in administrative policies and manuals. Such administrative policies and manuals include the Money.

Laundering Prevention Policy, the Code of Conduct in Securities Markets, the Procedures Manual for the Sale of Products and Services, Manual Global Research, Policy of Security Information, Manual of Assets – Non-Use Property – Real Property, Policy of Full Management of Expenses (GIG) - Management Cycle, etc., as well as the notes and circulars implementing specific points of such codes and manuals. A subsidiarity principle will apply, whereby the special regulations (only applicable to certain groups) prevail over the general rules.

2. Coverage

This Code is applicable to members of the Board and to all employees and trainees of Santander, notwithstanding the fact that certain persons are also subject to the Code of Conduct in Securities Markets or to other Codes of Conduct related specifically to the activity or lines of business in which they undertake their responsibilities. Such persons are henceforth referred to as “Persons Subject to the Code”.

3. Obligation to be aware of and observe the Code

Persons Subject to the Code have the obligation to be aware of and observe the Code and to cooperate in facilitating its implementation, which includes notifying Compliance of any breach or apparent breach of the Code of which they are aware. Persons Subject to the Code have the obligation to attend and participate in all training activities to which they are summoned in order to become appropriately acquainted with the Code.

4. Control of application of the Code

1. Compliance will ensure that all employees are correctly notified of their subjection to the General Code, as well as those persons who should be subject to its rules because of any of the circumstances referred to in section 2 above.

2. Compliance shall report regularly to the Regulatory Compliance Committee on the observance of the rules by the Persons Subject to the Code.

3. The notifications contemplated in the Code, as well as any queries from Persons Subject to the Code, shall be addressed to Compliance Management as a general rule, with the exception of those whose referral to another department or person is expressly envisaged.

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SECTION II. General ethical principles

The ethical principles of the organization, good corporate governance and the professional ethics of its employees are the pillars upon which Santander’s activity is based. Any activity by Persons Subject to the Code as a result of their relationship with Santander must be guided by ethical values, including the following:

5. Equal opportunities and non-discrimination

One of Santander’s basic principles is to provide equal opportunities in access to employment and professional promotion, ensuring at all times lack of discrimination for reasons of gender or sexual orientation, race, religion, origin, marital status or social condition.

Therefore, Persons Subject to the Code involved in hiring, selection and/or professional promotion shall be guided by objectivity in their actions and decisions, being open to diversity and with the aim of identifying those persons most suited to the profile and needs of the position to be filled, fostering equality of opportunities at all times.

6. Respect for people

Harassment, abuse, intimidation, lack of respect and consideration or any other type of physical or verbal aggression are unacceptable and will not be permitted or tolerated within the workplace. Persons Subject to the Code with personnel reporting to them shall ensure, with the resources available to them, that such situations do not occur.

All Persons Subject to the Code, especially those with managerial responsibilities, shall uphold at all times and at all professional levels relations based on respect for the dignity of others, participation, equality and reciprocal cooperation, fostering a respectful and positive working environment.

7. Compatibility of work with personal life

In order to implement the corporate social responsibility commitment assumed by Santander to improve the quality of life of its employees and their families, Persons Subject to the Code shall uphold a working environment which is compatible with personal development, helping the people in their teams to balance in the best way possible their work requirements with their personal and family needs.

8. Prevention of occupational risks

Santander considers that the occupational health and safety of the Persons Subject to the Code are fundamental to achieve a comfortable and safe working environment, the constant improvement of working conditions being a priority objective.

Therefore, Persons Subject to the Code shall respect at all times the preventive measures applicable in questions of occupational health and safety, using the resources established by the organization and ensuring that their team members carry out their activities under safe conditions, in strict compliance with the parameters and requirements of the Labor Law.

9. Environmental protection and social and environmental responsibility policies

Santander seeks to generate results for the business, with transformative management practices and financial solutions that perpetuate the environment and promote the development of the company. To do so:

Considers the environment and the society in the development and improvement of products, services and process of risk analysis;

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Follows the guidelines set forth in the internal policies of social and environmental responsibility in the decision on financing projects;

Develops internal programs to minimize the environmental impacts of our activities and strictly complies with the parameters and requirements of the Environmental and Labor Law;

Develops social programs that meet selected communities, encouraging participation and engagement of the publics of their relationship, especially employees through volunteering initiatives;

Prioritizes hiring suppliers which have good social and environmental behavior and encourages the adoption of best practices;

Disseminates sustainability practices through educational actions for both the internal public and for suppliers, customers, shareholders and society.

Supports, protects and preserves human rights, adopting policies and practices that contribute to the eradication of child labor, forced labor or compulsory labor and the sexual exploitation of children and adolescents;

Establishes a structured dialogue with publics of relationship and publishes the results in a transparent manner in different channels.

10. Collective rights

Persons Subject to the Code shall respect the rights of unionization and association provided for by law, as well as the activities undertaken by organizations representing employees in accordance with the functions and spheres of responsibilities legally attributed to them, with whom a relationship shall be maintained based on mutual respect in order to encourage open, transparent and constructive exchanges of ideas with a view to consolidating the objectives of social harmony and occupational stability.

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SECTION III. General standards of conduct

11. Compliance with rules (general and internal) and ethical behavior

1. Persons subject to the Code shall observe both general provisions (laws, regulations, circulars issued by regulatory, supervisory and self-regulating bodies) and internal regulations applicable to their sphere of activity.

2. Persons Subject to the Code should inform Compliance, of the existence of any administrative proceedings affecting them as alleged responsible parties, witnesses or in any other respect, being processed by the authorities or the bodies in charge of supervising the activity of the Santander’s companies, when their participation in such proceedings arises from their professional duties

3. It is advisable to maintain adequate financial balance, avoiding situations that might infer the professional activity. Personal finances should be managed appropriately, administered judiciously and prudently so as not to incur unwanted situations.

4. Furthermore, Persons Subject to the Code shall follow an upright, impartial and honest professional conduct consistent with Santander’s corporate social responsibility principles. They shall abstain from participating in illegal or immoral activities or from attracting business to Santander from such activities.

12. Non-competition

1. Persons Subject to the Code should give priority to the exercising of their responsibilities in Santander and may not provide professional services – remunerated or otherwise - to other competing companies, regardless of the relationship on which such services are based.

2. Persons Subject to the Code engaged in any other professional activity should proceed according to instructions set by the corporate policy on the matter, as soon as it may arise.

13. Responsibility

Persons Subject to the Code shall use their technical and professional ability and appropriate caution and care in carrying out their activities within Santander. In particular, and notwithstanding this general rule:

They shall be responsible for achieving the level of skills needed to best perform their duties.

1. When determining prices and conditions for the transactions in which they participate, they shall adjust to applicable regulations according to the type of operation in question, and where applicable, to the rules and rates established by Santander.

2. They shall respect the procedures established internally, especially those referring to the authorization and application of risk limits.

3. They shall keep accurate and strict accounting records of all transactions contracted, and maintain with equal criteria the files and registers required in their activity.

4. They shall observe the regulations concerning safety and hygiene in the workplace, in order to prevent and minimize occupational risks.

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14. Commitment to Santander

Persons Subject to the Code shall act at all times in the best interests of Santander, making appropriate use of the resources placed at their disposal and avoiding any action which could be detrimental to it. They shall abstain from using for personal benefit any business opportunities that are in Santander’s interest.

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SECTION IV. Standards of conduct for certain specific situations

CHAPTER I. CONFLICTS OF INTEREST

15. General rules

Persons Subject to the Code shall always act in such a way that their personal interests and those of their families or other persons related to them do not take preference over the interests of Santander or its customers. This standard shall be applicable both to the relationships of Persons Subject to the Code with Santander itself and their relationships with the customers, suppliers or partners.

16. Relations with Santander

1. Persons Subject to the Code may maintain customer relations with the different Santander institutions, provided they are typical of the corporate purpose of the respective institution and under market conditions (or conditions established generally for employees). However, except for transactions resulting from a public offer process (e.g. auction) or under express authorization from Compliance, or competent board in each case, Persons Subject to the Code may not acquire or lease, either directly or through related persons, any assets or goods belonging to Santander. These same restrictions and authorizations shall be applied in cases of transfer or leasing to Santander of assets or goods belonging to Persons Subject to the Code or persons related to the latter.

2. Persons Subject to the Code shall abstain from participating (whether in taking decisions or acting in representation of Santander) in transactions of any type carried out by a Santander institution in which they or any person related to them have any personal interest. Therefore, and notwithstanding this general rule:

a) They shall not participate in or influence the procedures for the signing-up of products or services with companies or persons with whom the Person Subject to the Code has any economic or family relationship;

b) They shall not give any special treatment or working conditions on the basis of personal or family relationships.

17. Banking transactions. Approval and conditions of transactions

1. Persons Subject to the Code whose sphere of responsibilities include the authorization of transactions or power of attorney for contracting such transactions shall abstain from approving, establishing the conditions of, drawing up proposals for, preparing reports on, intervening in or influencing in any other way the procedures concerning those transactions in which they themselves appear as beneficiaries or guarantors.

2. The abstention obligation stated in point 1 above shall apply to transactions of customers who are related to or share economic interests with the Person Subject to the Code in question, and transactions involving legal entities to whom the latter may be linked by holding a significant stake in the capital of such entities, by providing some type of service (financial, tax, work-related, etc.), by being a director of such entities or being an authorized signatory thereof.

3. Whenever any of the situations described in the above points is applicable to a Person Subject to the Code, he/she shall immediately inform his/her immediate supervisor. In all cases, the Person Subject to the Code so affected shall abstain from acting in or influencing the transaction in question, and his/her immediate supervisor or another person with authority designated by the latter shall be responsible for drawing up the proposal, preparing the report or taking the respective decision on the proposed transaction, placing this fact on record in the respective documents.

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18. Investment in businesses in which Santander holds a stake

If the Person Subject to the Code wishes to participate in any business in which Santander holds a stake or a direct interest (“co-investment”) or even in any business in which Santander has renounced its stake, he/she should obtain prior authorization from his/her superior and from Compliance Management, once it has been verified that no possible detriment to Santander’s interests is present and that no conflict of interests in any respect has occurred or will occur in the future.

Until both authorizations have been received in writing, the investment or stakeholding by the Person Subject to the Code may not take place.

19. Relations with suppliers

Notwithstanding what is stated in point no. 17:

1. Persons Subject to the Code, especially those participating in decisions concerning the contracting of supplies or services or the establishing of the economic conditions of such, shall avoid any type of interference that could affect their impartiality or objectivity in such respect.

2. Whenever possible, relations involving exclusivity should be avoided.

The contracting of external supplies and services shall be undertaken according to the procedures established in Policy of Full Management of Expenses (GIG) - Management Cycle and Manual of Approval of Suppliers.

20. Relations with customers

1. No Person Subject to the Code may personally accept fiduciary commitments, mandates or powers of attorney from customers for undertaking transactions of the latter with Santander, except for those resulting from family relationships or powers of attorney granted by legal entities in which the Person Subject to the Code holds a significant stake or is a director.

2. Efforts will be made to avoid exclusivity relationships with customers that could give rise to excessive personal linkage or restrict the access of such customers to other employees or channels.

3. On no account may the execution of a transaction by one customer be encouraged in order to benefit another, unless both customers are aware of their different positions and expressly agree to undertake the transaction.

4. Customers should be informed of any economic bond or other type of relationship that could involve a conflict of interests with them.

5. Persons Subject to the Code are not authorized to unilaterally amend data provided by customers, it being the customers themselves who should amend such data in accordance with the procedure established, except in cases of manifest error.

21. Gifts, commissions and financial facilities

1. Accepting any type of payment, commission, gift or remuneration for transactions carried out by Santander is prohibited, as well as taking advantage of one’s position to one’s own benefit in any other way.

2. No Person Subject to the Code may accept payments, commissions, gifts or remuneration of any type relating to his/ her professional activity within Santander and which originate from customers, suppliers, intermediaries, counterparties or any other third party. Not included in this limitation are the following:

a) Promotional items of little value;

b) Normal invitations not exceeding limits considered reasonable according to customary social usage and courtesies;

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c) Occasional courtesies for specific and exceptional reasons (such as Christmas or wedding presents), provided they are not in the form of cash and are within moderate and reasonable limits.

3. Any invitation, gift or courtesy which owing to its frequency, characteristics or circumstances, could be interpreted by an objective observer as given with the intention of affecting the impartial criterion of the receiver, shall be rejected and notified to Compliance.

4. No Person Subject to the Code, either by directly or through an intermediary, may borrow money or receive any other type of financial facility from customers, suppliers, intermediaries, counterparties or any other third party, unless such transactions take place within the framework of a commercial relationship with a financial institution or family relationships.

22. Relations with competitors

All Persons Subject to the Code shall only:

1. Perform or support, directly or indirectly, the practice of fair competition.

2. Cooperate with the improvement of the financial sector by maintaining a respectful relationship with 2 competitors;

3. Respect the reputation of competitors, refraining from making statements that may affect their image, ensuring a healthy competition;

4. Respect the intellectual property of competitors.

CHAPTER II. CONTROL OF INFORMATION AND CONFIDENTIALITY

23. General obligation of secrecy

1. Generally speaking, Persons Subject to the Code should maintain professional secrecy with respect to any non-public data or information of which they become aware as a result of the exercising of their professional activity, either with respect to customers, Santander, other employees or officers, or any other third party. Therefore, and notwithstanding the above general rule:

a) They should use such data or information exclusively for exercising their professional activity within Santander and shall not reveal them to any person other than those other professionals who need to know such facts for the same purpose, and shall abstain from using such information to their own benefit;

b) Data and information concerning accounts, financial positions, financial statements, business and customer activity in general shall be treated as confidential and may only be transferred to third parties outside Santander with express authorization from the customer and through legally-regulated procedures;

c) Information concerning other employees, officers and directors (including, where applicable, remuneration, evaluations and medical examinations) shall be protected under the same standards as those applicable to customer information.

2. This secrecy obligation continues even after the relationship with Santander has been terminated.

3. What is stated in the preceding paragraphs is understood as notwithstanding responses to requests made by authorized authorities in accordance with applicable ruling. In the event of doubt, Compliance Management should be consulted.

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24. Personal data protection

Persons Subject to the Code are under an obligation to respect the personal and family privacy of all persons, both employees and customers as well as any other persons whose data are accessible to them as a result of Santander’s activity. Such data refers to all personal, medical and economic data and those of any other type which could in any way affect the private and personal domain of the holder.

All data of a personal nature shall be treated in a particularly restrictive manner, in order that:

1. Only necessary data are collected;

2. The obtaining, IT processing and use of the data are carried out in such a way as to guarantee their security, reliability and accuracy, the personal right to privacy and compliance with Santander’s obligations under applicable ruling.

3. Only Persons Subject to the Code authorized for such purpose according to their responsibilities have access to such data to the extent considered necessary.

On responding to requests for information and the seizure and/or freezing of customer positions by Courts, government offices or any other public body legally authorized to do so, Persons Subject to the Code shall provide the data strictly requested by the authorized body in question.

CHAPTER III. EXTERNAL RELATIONS AND RELATIONS WITH AUTHORITIES

25. Courses

The participation of Persons Subject to the Code as trainers in external courses or seminars will proceed according to instructions set by the corporate policy on the matter.

26. Spreading of information

1. Persons subject to the Code shall abstain from transmitting to the media, either on their own initiative or if requested by any third party, any information or news concerning Santander or third parties, always referring such matters to Communication, Institutional Relations and Sustainability Management. If the request to provide information is made by a supervisory body, Compliance should be informed immediately.

2. Persons Subject to the Code shall avoid the spreading of comments or rumors.

27. Relations with the authorities

Persons Subject to the Code shall show respect for and co-operate with representatives of official authorities within their sphere of activity.

28. Political or associative activity

1. Any linkage to, membership of or co-operation with political parties or other types of entities, institutions or associations with political purposes, or any contribution or services to such bodies, should be carried out in such a way as to clarify the personal nature of such activity, avoiding any involvement of Santander.

2. Employees candidates or elected for elective public offices should proceed according to instructions set by the corporate policy on the matter.

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CHAPTER IV. MARKETING AND SALE OF FINANCIAL PRODUCTS

29. Offer and signing-up of products and services

Persons Subject to the Code shall take special care to offer customers only those products or services that are consistent with their characteristics and needs, so that the customer only signs up for such products or services once he/she is aware of and understands their content, benefits, risks and cost. Therefore, and notwithstanding this general rule:

1. They shall inform customers impartially and accurately as to the different products and services, explaining all the most important features and warning them of the applicable risks, expenses and commissions, especially in the case of highrisk financial products. Any forecast should be reasonably justified and accompanied by the necessary explanations in order to avoid misunderstandings.

2. They shall apply the prevailing scale of charges or the approved commercial conditions in each case.

3. They shall avoid the sale of products or services with the sole aim of generating charges or income and without any real interest for the customer.

4. They shall not offer advantages or benefits to certain customers to the detriment of others.

5. They shall ensure that the sale of products and services is done in the manner established by internal procedures, obtaining and safeguarding the documentation required and giving a copy to the customer where applicable.

6. In the advertising, marketing and sale of products and services, they shall avoid any conduct that could entail deception or lack of significant information.

30. Application of regulations for the marketing of products and services

Persons Subject to the Code should strictly observe the regulations established in the Procedures Manual for the Sale of Financial Products that are applicable to them. Persons Subject to the Code should observe special diligence in observing the following regulations:

1. The offer and marketing of new products will require prior authorization from the Local Marketing Committee, of the Corporate Marketing Committee, where applicable or, if the case of Compliance – Corporate Reputational Risk Management Office.

2. In the offer and signing-up of products, the documentation determined by the Local Marketing Committee, Corporate Marketing Committee, or where applicable, if the case of Compliance – Management of Risks of Marketing of Products, should be used. No documents or model contracts containing clauses or terms different from those approved by Santander may be used.

3. Customers will be classified following the internal procedure of assigning profiles of investors which will be adhering to the criteria defined by ANBIMA, Securities and Exchange Commission -CVM and will appear on the Suitability Policy and/or Manual, in order to ensure that each customer is given the appropriate treatment according to such rules. The classification of customers is aimed at ensuring the best protection of their interests, avoiding any unjustified discrimination, and fully respecting the regulations on personal data protection and will not imply, unless a legal provision, that a customer cannot hire, after having been duly informed and fulfilled the requirements of the regulations.

4. As established in the Suitability Manual and/or Policy, financial products will be grouped based on their own methodology, according to the regulations of ANBIMA and Securities and Exchange Commission -CVM, as well as corporate guidelines, meeting different aspects such as difficulty of understanding, term, liquidity or risk.

5. As established in the Suitability Manual and/or Policy, appropriateness tests will be carried out in order to evaluate, as required by applicable ruling, the sufficiency of the customer’s knowledge and experience with regard to different types of financial products. If the result of the evaluation obtained in such test is negative, the customer must be advised that

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it is not considered that he/she has the knowledge and experience necessary to sign up for the product in question. If in spite of this, the customer decides to carry out the transaction, the latter should be formalized using the guidelines established in the Suitability Manual and/or Policy.

6. In the cases and in the manner established in the Suitability Manual and/or Policy, suitability tests will be carried out in order to determine the customer’s risk profile and therefore the appropriate selection of financial products in cases of advisory and discretionary portfolio management.

Santander shall provide all employees engaged in commercial responsibilities with the necessary training for the marketing of each product and will continuously follow up such training with the aim of ensuring that sales people have the appropriate level for the marketing of financial products.

CHAPTER V. PREVENTION OF MONEY LAUNDERING AND TERRORISM FINANCING

31. Money Laundering Prevention Policy Regulations

Persons Subject to the Code shall strictly observe the regulations established in the Money Laundering and Prevention Policy. Special diligence should be observed in observing the following regulations:

1. They must ensure that they have appropriate knowledge of the customer, observing the regulations of the Money Laundering Prevention Policy on due diligence and knowledge of the customer.

2. They must confirm and document the true identity of the customers with whom they maintain any type of business relationship, as well as any additional information on the customer, always in accordance with the applicable regulations on the prevention of Money laundering and terrorism financing.

3. They must not open or maintain anonymous accounts or those with fictitious names.

4. Documents evidencing the powers of attorney of the persons authorizing financial transactions on the customer’s behalf shall be required.

5. They must obtain the necessary information on the true identity of the person in whose name a relationship is being established, an account is being opened or a significant transaction is being carried out (i.e., the beneficial owners) whenever the customer is acting on behalf of third parties or if there are any doubts as to whether the customer is acting on his/her own behalf.

6. They must identify the individual(s) who ultimately hold or control, directly or indirectly, a percentage in excess of 25% of the shares, rights or property of legal entities, except for those listed on a regulated market.

7. They must not accept customers included on the prohibited list in the Money Laundering Prevention Policy.

8. They shall obtain prior authorization from Central Department for the Prevention of Money Laundering (UPLD), before commencing any business relationship with persons or entities included in any of the categories which require prior authorization from such bodies according to the Money Laundering Prevention Policy.

9. They shall obtain the necessary information and documents in order to (a) establish the source of the customer’s funds; (b) establish the nature and scope of the envisaged use of the products and services by the customer; (c) confirm the information provided by the customer.

10. They must observe the requirements established in the Money Laundering Prevention Policy for the obtaining of documents and the recording and reporting of transactions.

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11. They must immediately report any suspicious activity to the Central Department for the Prevention of Money Laundering (UPLD). The following are considered suspicious activities: (a) those which could be related to funds originating from criminal activity or are intended to conceal funds or assets originating from such activity; (b) those which could comprise funds which directly or indirectly are to be used, wholly or partially, for the committing of activities or a terrorist nature; (c) those which are fractioned or structured to avoid any of the systematic registration or reporting under applicable legislation against money laundering and the financing of terrorism; (d) those which have no commercial purpose or with respect to which there is no reasonable explanation, once the known facts have been examined including the background information and the possible object of the transactions.

12. They shall abstain from providing any information, either internally or externally, on customers or transactions to which any notification of suspicious activity refers.

13. They shall strictly adopt the measures which are established in the Money Laundering Prevention Policy for specific situations of risk.

CHAPTER VI. CONDUCT IN SECURITIES MARKETS

32. Regulations applicable to all Persons Subject to the Code

1. Persons Subject to the Code shall carry out their transactions in financial markets (including those involving securities and other financial instruments) in accordance with the following principles, notwithstanding the application of the special rules established by the Code of Conduct in Securities Markets for those who are subject to such Code:

i) They may not undertake any transactions with a view to obtain an immediate gain or which are recurrent or repetitive (speculative trading), or which, owing to their risk, volatility or other circumstances, could require continuous market follow-up which could interfere with their professional activity within Santander, reason why transactions in the securities market should be maintained for at least 30 days;

ii) In the event of any doubts regarding the speculative nature or otherwise of personal transactions, the insider or significant nature of information or the interpretation of this section, Compliance should be consulted beforehand by the Person subject to the Code;

iii) They shall avoid excessive indebtedness in the financing of their transactions and may not under any circumstances trade in short or without sufficient provision of funds;

iv) They shall not carry out any transactions based on confidential information on customers or suppliers, or information concerning Santander, obtained in the course of their work or due to the responsibilities entrusted to them. In particular, Persons Subject to the Code in possession of insider information may not undertake trading operations on the securities or financial instruments affected by such information, or advise others to do so, or transmit the content of such information, except within the strict exercising of their professional responsibilities;

v) Insider information is considered to be that which specifically refers directly or indirectly to one or several securities or financial instruments admitted for trading in a market or organized trading system or that is in the process of becoming so, or to the issuers of such securities or financial instruments, which has not been made public and that if it were to be made public, could have an appreciable influence on the respective market price;

vi) If Persons Subject to the Code obtain access to insider information by any means, they should immediately inform Compliance, also stating the source of the insider information thus obtained. This duty to report will also be applicable in cases where insider information is obtained by accident, through casual comments or due to negligence or indiscretion on the part of persons with an obligation to keep such information secret. Persons Subject to the Code who thus obtain access to insider information shall abstain from making any use of such information and communicating it to third parties, save for the notification to Compliance as mentioned above.

2- Persons Subject to the Code who because of their responsibilities receive, transmit or execute orders referring to securities or financial instruments, shall pay special attention to any possible indications of suspicious transactions involving market abuse, and in the event of detecting any such situation, shall immediately inform Compliance.

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33. Regulations of the Code of Conduct in Securities Markets (CCMV)

Obligated persons under the Code of Conduct in Securities Markets must strictly comply with the rules established in such code and observe special diligence in observing the following regulations:

1. Own account trading should be carried out through a Santander institution and reported to Compliance on a monthly basis, in the manner and with the exceptions established in the Code of Conduct in Securities Markets. Such own account trading should be ordered in writing or by recordable means, will not be processed in the event of insufficient provision of funds and may not be of a speculative nature. The performance of reverse-direction operations on the same securities (or others that have the same effect) can only occur respecting the minimum period of 30 days between these operations.

2. Persons subject to CCMV and classified as close ones should obtain prior authorization of the manager and the Compliance area to negotiate with Santander securities. Persons subject to CCMV but not classified as close ones should communicate in advance of the operations on their account that they intend to perform on Santander securities. Such transactions may not be carried out from the date that is one month prior to the announcement of the respective results (quarterly, half-yearly or annual) until the date following that on which such results are published. Likewise, reverse direction trading operations involving securities of Santander may not be carried out during the 30 days following each acquisition or disposal of such securities.

3. Conflicts of interests should be avoided and Compliance should be informed of any situation in which a conflict of interests could occur, in the opinion of an impartial observer.

4. They shall scrupulously observe the cautions established in the Code of Conduct in Securities Markets with respect to sensitive information, and very especially the following:

i) They shall limit knowledge of sensitive information to persons who necessarily require it for the appropriate undertaking of their responsibilities, and shall avoid making any comments that could directly or indirectly reveal the content of any sensitive information;

ii) They shall not trade nor recommend any trading based on insider information;

iii) They shall strictly respect the barriers established by Compliance Management for each separated area, and if the crossing of such barriers is essential, they shall scrupulously observe the control measures established by the Code of Conduct in Securities Markets and their developments.

5. They shall abstain from preparing or carrying out practices that falsify the free formation of prices or that cause, for their own benefit or the benefit of others, any artificial performance of share prices.

CHAPTER VII. ASSETS OF SANTANDER

34. Protecting Santander’s assets

1. Persons Subject to the Code shall look after Santander’s assets so that they do not suffer any harm.

2. They shall protect and look after the assets made available to them or to which they have access, which shall be used in an appropriate manner for the professional functions for which they have been provided.

3. They may not dispose of or encumber any of Santander’s assets without the appropriate authorization.

4. They shall ensure that any expenditures are strictly in line with needs.

5. They shall observe all the internal control procedures established by Santander for the protection of its assets.

6. They shall not dispose of, transfer, assign or conceal any property owned by Santander for the purpose of avoiding compliance with the latter’s responsibilities versus its creditors.

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35. Management of foreclosed property

1. Persons Subject to the Code who because of their position undertake functions, hold responsibilities, handle information or hold powers of attorney within Santander for the management and marketing of its own property or that which is awarded, or acquired, or any other property entrusted to them, shall act as established in the Manual of Assets - Non-Use Property – Real Property.

2. It is prohibited for Persons Subject to the Code to undertake, on the account of Santander, any construction, demolition, remodeling or restoration work on Santander’s behalf without having obtained the respective permits and authorizations.

CHAPTER VIII. ACCOUNTING AND FINANCIAL INFORMATION OBLIGATIONS

36. Accounting obligations

1. Reliability and strictness shall be applied in the drawing-up of Santander’s financial information, ensuring that:

i) The transactions, facts and other events contained in the financial information actually exist and have been recorded at the appropriate time;

ii) The information reflects all transactions, facts and other events in which the institution is an affected party;

iii) Transactions, facts and other events are recorded and valued according to applicable regulations;

iv) Transactions, facts and other events are classified, presented and divulged in the financial information in accordance with applicable regulations;

v) The financial information reflects, as of the respective date, the rights and obligations through the respective assets and liabilities, in accordance with applicable regulations.

2. The financial information includes all information of an accounting and economic nature which Santander presents to securities markets and files with supervisory bodies. It therefore includes the annual financial report, the half-yearly financial report and intermediate statements, both individual and consolidated, and the prospectuses drawn up by Santander for the issuances of financial instruments.

37. Internal controls

1. All the internal control procedures established by Santander to guarantee the correct entry of transactions and their appropriate reflection in the financial information published by Santander shall be observed.

2. On preparing financial information, the areas of Santander responsible for each activity, process and sub-process shall certify that they have observed the controls established by Santander and that the information supplied is correct.

38. Diffusion of material information

Notwithstanding the provisions of section 26, communication to the market and diffusion of Santander’s material information is subject to the following rules:

1. The Legal Management is responsible for reporting material information generated within Santander to the Securities and Exchange Commission (CVM). Such notification must always be prior to or simultaneous with the communication of material information to the market or the media, shall take place as soon as the decision or resolution in question has been made, signed or executed.

2. The Legal Management shall monitor the performance of the securities on which material information exists, including, where appropriate, a notification of a material fact in the event of any indication of an inappropriate diffusion of such information.

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3. The diffusion of material information shall be truthful, clear, complete, fair, within useful time and whenever possible, quantified.

4. The Legal Management shall keep a register of material facts notified to the market.

CHAPTER IX. CORRUPT PRACTICES

39. Bribery of public officials

1. The handing-over, promise or offer of any type of payment, commission, gift or remuneration to any authorities, public officials or employees or officers of Government owned companies or public bodies is forbidden, whether made to them directly or indirectly through persons or companies related to them and where the public official or public employee in question, or another person indicated by the latter, is the intended recipient. This prohibition refers to authorities, public officials or employees both in Brazil and any other country.

2. Such payments, promises or offers are forbidden if made directly by any company of Santander or indirectly through partners, associates, agents, intermediaries, brokers, advisors or any other indicated person.

3. Unless, for reasons of frequency, characteristics or circumstances, such actions could be interpreted by an objective observer as intending to affect the impartial criterion of the receiver, provided that the following guidelines are duly observed this prohibition will not include:

a) Promotional items of little value;

b) Normal invitations not exceeding limits considered reasonable according to customary social usage and courtesies;

c) Occasional courtesies for specific and exceptional reasons (such as Christmas), provided they are not in the form of cash and are within reasonable limits;

d) Invitations to sporting or cultural events sponsored by Santander, under the conditions established by corporate policy on such matters.

4. Persons Subject to the Code shall reject and inform Compliance Management of any request by any third party for payments, commissions, gifts or remuneration as mentioned in Point 1 above.

40. Agents, intermediaries and advisors

The use of agents, intermediaries or advisors in transactions or contracts involving any government department, public body or other Government owned company, either Brazilian or foreign, in any way shall require the adoption of the following measures:

1. Whenever possible, institutions of renowned prestige in the market or sector in question shall be used as agents, intermediaries or advisors, and if possible, first-rate companies, especially when the remuneration of the agent, intermediary or advisor is linked to the success of the transaction or contract.

2. Due diligence mechanisms will be implemented in order to become acquainted, as far as is reasonably possible, with the participating persons and their associates, in order for the most suitable to be chosen, reasonably ensuring that they are trustworthy and therefore do not undertake any activity that could involve risk or economic prejudice or could compromise Santander’s reputation and good image.

3. The agent, intermediary or advisor finally selected will be informed of the prohibitions established in this chapter. The agreements signed with agents, intermediaries or advisors will include clauses which expressly and specifically state such prohibitions.

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41. Reporting to Compliance

1. Santander companies intending to undertake any transaction involving any Brazilian or foreign government service, public body or Government owned company in any way shall report such fact to Compliance and shall inform it of the agents or intermediaries participating in the transaction prior to hiring them.

2. Excluded from this reporting obligation are any transactions forming part of a cooperation programme with a government body duly approved by Santander, ordinary banking transactions and those involving minimal amounts which therefore do not represent any significant risk of unlawful activity.

3. After receiving the notification, Compliance will adopt the necessary due diligence measures to ensure that no unlawful activity occurs.

42. Bribery of individuals

1. The handing-over, promise or offer of any type of payment, commission, gift or remuneration to any employees, officers or directors of other companies or institutions is forbidden, whether made to them directly or indirectly through persons or companies related to them, made with the intention that such persons breach their duties in connection with the signing-up of products or services or the purchase and sale of goods favoring Santander versus its competitors.

2. Such payments, promises or offers are forbidden if made directly by any company of Santander or indirectly through partners, associates, agents, intermediaries, brokers, advisors or any other interposed person.

3. Unless, for reasons of frequency, characteristics or circumstances, such actions could be interpreted by an objective observer as intending to affect the impartial criterion of the receiver, this prohibition will not include:

a) Promotional items of little value;

b) Normal invitations not exceeding limits considered reasonable according to customary social usage and courtesies;

c) Occasional courtesies for specific and exceptional reasons (such as Christmas), provided they are not in the form of cash and are within reasonable limits;

d) Invitations to sporting or cultural events sponsored by Santander, under the conditions established by corporate policy on such matters.

4. Persons Subject to the Code should reject and inform Compliance of any request by any third party for payments, commissions, gifts or remuneration as mentioned in point 1 above.

CHAPTER X. TAX OBLIGATIONS

43. Tax obligations of Santander

1. Persons Subject to the Code shall avoid any and all practices that involve the unlawful evasion of tax payments to the detriment of the Public Treasury.

2. Persons Subject to the Code shall avoid the use of opaque structures for tax purposes. Such structures are understood as those which are designed, through the use of holding companies in tax havens or territories that are non-cooperative with the tax authorities, to prevent the latter from knowing the final person responsible for the activities or the ultimate holder of the goods or rights involved.

3. The Board of Directors or equivalent body shall be informed on the amendment to tax policies applied by Santander. Before preparing the annual accounts and submitting the tax return on the Companies, the Tax Advisory Officer will inform the Board of the amendment to the policies observed during the year.

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4. Notwithstanding the above, in the case of transactions or matters that should be submitted to the Board of Directors or equivalent body for approval, a report will be given on the tax consequences of the same whenever they constitute a significant factor.

5. The effective observation and control of what is established in point 4 above will be regulated through the respective internal regulations, which, as already stated herein, form part of Compliance Governance.

44. Tax obligations of customers

1. In the marketing and sale of financial products and services, no type of tax advice or planning may be provided to customers.

2. Whenever, due to the nature of the product, it is appropriate to inform customers of the possible tax treatment of the same, they will be informed that they are being given simple information, not tax advice. Customers will also be cautioned of their sole responsibility for duly meeting their respective tax obligations, which includes obtaining on their own behalf and outside Santander the necessary tax advice on the financial products and services signed up. Presentations of products, services and contracts shall include explicit cautions or disclaimers in this regard.

3. With respect to the products and services signed up, the tax information given to customers for meeting their tax obligations prior to the commencement of the respective declaration period should be truthful and provided as soon as possible, with the intention of avoiding any problems or disagreements with the tax authorities.

CHAPTER XI. ESTABLISHMENTS IN COUNTRIES OR TERRITORIES CLASSIFIED AS TAX HAVENS

45. Establishments in countries or territories classified as tax havens

1. The Local Executive Committee shall authorize any and all creation or acquisition of interests in entities domiciled in countries or territories that have the classification of tax havens, following the previous guidelines established by Banco Santander S.A. (Spain).

2. The Legal Management will supervise the internal control exercised over activities in countries or territories classified as tax havens and will present an annual report to the Board of Directors in this regard.

3. The corporate purpose of, and activities which may be undertaken in, countries or territories classified as tax havens shall be clearly identified and defined. If the activity in the country or territory classified as a tax haven consists of acting as a special vehicle for the issuing of securities, one and the same vehicle will not be used for channeling different activities and the funds captured will not be kept in the institution registered in the country or territory classified as a tax haven, but located in Santander institutions registered in territories not classified as tax havens that issue the guarantee for the capturing of such funds.

4. Establishments in countries or territories classified as tax havens shall be submitted to effective control by the central bodies of Santander.

5. The external auditors of the establishment in the country or territory classified as a tax haven shall be the same auditing firm as that of the parent company to which the establishment belongs.

6. Information will be given in the annual financial statements on the activities carried out in each establishment in countries or territories classified as tax havens, their nature and results and the mechanisms established to control possible risks.

7. For this purpose, it shall be understood that a specific country or territory is classified as a tax haven whenever it is so considered according to Spanish regulations applicable at any time or local regulations applicable in each case.

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CHAPTER XII. IT SYSTEMS AND INFORMATION TECHNOLOGY

46. Regulations of Policy of Information Security

1. Persons Subject to the Code shall strictly observe the regulations established in the Policy of Information Security.

2. They shall provide special protection for IT systems, applying the measures applicable for security of such systems.

3. They shall respect the specific rules and regulations applicable to the use of electronic mail, access to the Internet or other similar resources made available to them, ensuring that no inappropriate use is made of such resources under any circumstances.

4. The creation, membership of or cooperation by Persons Subject to the Code in social networks, forums or blogs on the Internet and the opinions or statements expressed in the same shall be given in such a way that the personal nature of such opinion or statement is clear. In any event, Persons Subject to the Code shall abstain from using the image, name or brands of Santander in order to open accounts or register themselves in such forums or networks.

CHAPTER XIII. INTELLECTUAL AND INDUSTRIAL PROPERTY RIGHTS

47. Intellectual and industrial property rights

1. Persons Subject to the Code shall respect the intellectual property and right of use corresponding to Santander with respect to courses, projects, programmes and IT systems; equipment, manuals and videos; knowledge, processes, technology, know-how and in general, all other work developed or created, either as a result of their professional activity or that of third parties. Therefore, use of such resources shall be made within the exercising of the professional activity.

2. They shall not use the image, name or brands of Santander except for the appropriate carrying-out of their professional activity within it and when required they shall follow the guidelines of the use of the trademark.

48. Third party rights

Persons Subject to the Code shall likewise respect the intellectual and industrial property rights held by third parties outside Santander. In particular, Persons Subject to the Code may not include, use or employ any type of physical or electronic information belonging to another company that has been obtained as a result of holding a previous position, or without due consent of the holder of the property.

CHAPTER XIV. PRESERVATION OF DOCUMENTS

49. Filing and preservation of documents

Persons Subject to the Code shall strictly adhere to internal regulations on the filing and preservation of documents.

In any event, the documents shall be appropriately filed and preserved for the time established in internal rules and regulations in force, either on paper or in electronic form, according to the cases below:

1. The supporting documents of accounting notes reflecting transactions carried out by Santander.

2. Reports filed with the authorities on suspicious activities of a customer relating to a possible case of money laundering and/or terrorism financing, or a possible case of market abuse, together with the supporting documents.

3. Registers of all courses given on money laundering and terrorism financing prevention.

4. Registers of all courses given on the Compliance Governance.

5. Documents concerning whistleblowing and the investigations carried out as contemplated in Section VI.

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SECTION V.   Application of the Code

CHAPTER I. ORGANIZATION AND RESPONSIBILITIES

50. Compliance

Compliance Governance, as well as management of its policies in general is the responsibility of Compliance Management, together with other areas or units which for operational or specialization reasons do not form its organizational structure, but cooperate with it in executing such policy. Therefore, Compliance shall have the following responsibilities:

1. Applying effectively and provide the Code to Persons as well as guide them in applying these rules.

2. Organizing training for proper knowledge of this Code, interpreting and meeting generally the queries submitted by the Persons Subject to the Code, as well as other functions that are conferred on it.

3. Conducting or directing to the responsible areas, investigation of possible practices of acts of noncompliance and may request support to the Administration of Special Occurrences - SOE or Human Resources and suggesting to Compliance Committee applicable penalties.

4. Cooperating with Internal Audit in the regular reviews made by the latter with respect to observation of the Code and the policies and manuals, notwithstanding the regular reviews that were directly carried out by Compliance.

5. Receiving and processing whistleblowing communications made by employees or trainees as established in Section VI.

6. Providing advice in resolving any doubts arising from the application of codes and policies of Compliance.

7. Reporting issues related to the Code and management to the Compliance Committee.

8. Regularly reporting to the General Secretary, the Compliance Committee on the execution of the policies and the application of the Compliance Governance.

9. Evaluating yearly any changes it may be advisable to make in the Compliance Governance, especially in the event of detecting non-regulated areas of risk and procedures susceptible to improvement, and proposing such changes to the Compliance Committee.

51. Compliance Committee

1. The Compliance Committee, chaired by the General Secretary of Santander, has authority on all matters relating to the Compliance obligations and risks. It is composed of the CEO and the Vice-Presidents of Banco Santander (Brasil) S.A., and the secretary is a Superintendent of Compliance and as a permanent guest the Executive Office of Internal Audit.

2. The Compliance Committee approves the policies and manuals; interpreting them generally and adopting general decisions for the application.

3. The Compliance Committee shall resolve any issues which due to their complexity are referred to it for interpretation.

4. The Compliance Committee is responsible for imposing disciplinary penalties for breach of the Code.

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52. Internal Audit

1. As part of its investigation and internal control responsibilities, Internal Audit shall carry out the necessary tests and reviews to check that the regulations and procedures established in the Compliance Governance are observed.

2. Internal Audit shall independently supervise the efficiency of the regulatory compliance programme adopted by Santander, therefore ensuring that the Compliance Governance achieves the objectives intended by it.

53. Board of Directors

The Board of Directors will approve the Code of Ethics.

54. Human Resources Management

The Human Resources Management shall inform the Code to newly hired employees and trainees.

It shall ensure smooth operation of the institutional systems of distance learning, providing full access to courses and proper registration of training information, according to the policies in force.

55. Officers

Santander Officers should ensure compliance with the Code in its respective spheres.

CHAPTER II. CONSEQUENCES IN CASES OF BREACH

56. Breach

Breach of the General Code may lead to labor-offence sanctions, notwithstanding any sanctions under administrative or criminal law that may also result from such breach.

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SECTION VI. Channel for whistleblowing

57. Open Door Policy

1. Any employee or trainee who becomes aware of the committing of an allegedly unlawful act or a breach of this General Code or of internal policies may notify Compliance directly.

2. The reporting of an allegedly unlawful act to Compliance may be made through any of the following channels:

i) By calling telephone number 55 11 0800.723.4472 option 2

ii) By sending an e-mail to the following address: denuncias@santander.com.br

3. Queries on matters relating to the Compliance Governance, including doubts on Compliance policies, should be sent to the channel Talk to Compliance, through e-mail falecomcompliance@santander.com.br or by phone number 55 11 0800.723.4472 option 3.

4. In order to ensure maximum effectiveness of the Open Door policy, sufficient publicity will be given on the intranet to the possibility of making confidential notifications.

58. Confidentiality of whistleblowing communications and prohibition of reprisals

The Compliance, Human Resources and Administration of Special Occurrences shall guarantee the confidentiality of any whistleblowing communications received.

1. Adopting any measure against an employee of Santander consisting of a reprisal or any other type of negative action against any such employee for having sent a whistleblowing communication is strictly prohibited.

2. The prohibition of reprisals stated above shall not prevent the adopting of the appropriate disciplinary measures whenever the internal investigation determines that the whistleblowing communication is false and has been made in bad faith.

59. Processing of whistleblowing communications

1. Compliance shall keep a register of all whistleblowing communications received. Such register shall respect the regulations concerning data protection.

2. After receiving a whistleblowing communication and in case of need for investigation, the Compliance shall refer the matter to the Administration of Special Occurrences - SOE to start the internal investigation. In case of whistleblowing communications relating to ethical principles related to equal opportunities, respect for people, reconciliation of work and personal life, labor risks prevention or collective rights, the investigation will be performed by the Administration of Special Occurrences - SOE monitored by the Human Resources area.

3. In the internal investigation carried out, the Administration of Special Occurrences – SOE may gather all the information and documentation it considers appropriate from any areas, divisions or companies of Santander. Compliance and may also request the Internal Audit for assistance that it deems necessary. The Compliance will inform the result of the investigation to the Compliance Committee.

4. O Compliance shall immediately refer to the Compliance Committee any whistleblowing communications referring to practices or acts involving accounting or auditing. Notwithstanding the foregoing, Compliance Management shall regularly report to the Compliance Committee on any whistleblowing communication.

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